Allied Healthcare International Inc. Divests Respiratory Therapy Division for $74.7 Million

Company Sets Course to Focus on Flexible Staffing and Homecare Services

NEW YORK--October 1, 2007—Allied Healthcare International Inc. (NASDAQ: AHCI - News), (AIM: AHI), a leading provider of healthcare staffing in the United Kingdom, announces the sale of its subsidiaries, Allied Respiratory Ltd. and Medigas Ltd., to Air Liquide Group (Paris:AI - News), a world leader in industrial and medical gases and related services, for approximately $74.7 million in cash. Allied Respiratory provides unified oxygen services including concentrators directly to customers in the South East of England and Northern Ireland as well as cylinder gases in Scotland. The consideration is denominated in sterling and consists of an initial consideration of GBP 36.5 million with GBP 500,000 held back until certain conditions are met.

“As we move forward, Allied will continue to concentrate its efforts on expanding the Company’s significant UK branch network, which provides Homecare Services and Flexible Staffing to local governments and Primary Care Trusts,” commented Sarah L. Eames, Interim Chief Executive Officer and Deputy Chairman. “Allied is committed to providing a full spectrum of disease state management programs to sustain patient independence and mobility in the home. The Company has vetted and trained carers, nurses, and case managers, and develops individual care plans to meet the ever-changing patient requirements outside of the hospital setting. We are fully prepared to move forward with our mission to increase Allied’s market share in the growing UK homecare services market.”

David Moffatt, Allied Healthcare Chief Financial Officer, commented: “Allied will utilize the proceeds from the transaction to pay down debt and invest in information technology that will enable the company to more efficiently partner with local governments in patient care management. We are optimistic about the growing market potential that exists in the UK, and look forward to moving ahead with a significantly strengthened balance sheet.”

About Allied Healthcare International Inc.

Allied Healthcare International Inc. (http://www.alliedhealthcare.com) is a leading provider of flexible healthcare staffing services in the United Kingdom. Allied operates a community-based network of approximately one hundred branches with the capacity to provide carers (known as home health aides in the U.S.), nurses, and specialized medical personnel to locations covering approximately 90% of the U.K. population. Allied meets the needs of private patients, community care providers, nursing homes, and hospitals. For the nine months ended June 30, 2007, Allied Respiratory generated revenues of $19.4 million (GBP 9.9 million), operating profit of $4.9 million (GBP 2.5 million) and at that date had assets of $21.6 million (GBP 10.8 million).

FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release may be forward-looking statements. These forward-looking statements are based on current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements include: Allied’s ability to continue to recruit and retain qualified flexible healthcare staff; ability to enter into contracts with hospitals and other healthcare facility customers on terms attractive to Allied; the general level of patient occupancy at hospital and healthcare facilities of Allied’s customers; dependence on the proper functioning of Allied’s information systems; the effect of existing or future government regulation of the healthcare industry, and ability to comply with these regulations; the impact of medical malpractice and other claims asserted against Allied; the effect of regulatory change that may apply to Allied and that may increase costs and reduce revenue and profitability; the ability to use net operating loss carry forwards to offset net income; the effect of the fluctuations in foreign currency exchange rates may have on our dollar denominated results of operations; and the impairment of goodwill, of which Allied has a substantial amount on the balance sheet, may have the effect of decreasing earnings or increasing losses. Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release include those described in Allied’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. Allied undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Allied Healthcare International Inc.
David Moffatt, 20-7838-9922
Chief Financial Officer
davidmoffatt@alliedhealthcare.com
or
The Investor Relations Group
Adam Holdsworth, 212-825-3210
or
Rachel Colgate, 212-825-3210
or
Cenkos Securities plc (Nominated Adviser and Broker)
Ian Soanes, +44 (0)20-7397-8924